Thomas Amato, Co-President Of Metaldyne Performance Group And President And CEO Of Metaldyne, LLC To Depart Company

SOUTHFIELD, Mich., Dec. 9, 2015 /PRNewswire/ -- Metaldyne Performance Group Inc. (NYSE: MPG), a leading provider of highly-engineered components for use in powertrain and safety-critical applications for the global light, commercial and industrial vehicle markets, announced today that Thomas Amato, Co-President of MPG and President & CEO of Metaldyne, LLC ("Metaldyne") will leave the company to pursue other interests, effective at the end of 2015.

Metaldyne, LLC was acquired by American Securities LLC ("American Securities"), a leading U.S. private equity firm, in December 2012 and was later merged with Grede Holdings LLC and HHI Group Holdings LLC, both companies majority-owned by American Securities, to form MPG in August 2014. The merger created an approximately $3.0 billion automotive and industrial parts supplier. In December 2014, MPG went public on the New York Stock Exchange.

"On behalf of the MPG Board, we would like to thank Tom for his leadership and contributions to Metaldyne and MPG," said Kevin Penn, Chairman of MPG. "I met Tom in 2012 during the process through which American Securities acquired Metaldyne, and we have always been impressed with his leadership style. Tom was instrumental in the creation of MPG, taking on the additional role of Chief Integration Officer, in which he did a terrific job bringing together the companies. We would like to thank him for his efforts, commitment, and dedication."

Amato joined the predecessor company to Metaldyne, MascoTech Inc., in 1994 as director of corporate development. He later served in a number of financial, operating and commercial roles. In 2007, he was named Chairman and CEO of Metaldyne and co-CEO of Asahi Tec, the then-parent company of Metaldyne. He led an extensive turnaround through the global financial crisis in 2008 to 2009, where Metaldyne was re-formed as an independent company and sold to a group of investors. Amato continued as President & CEO through the sale to American Securities in 2012 and through the merger and formation of MPG and subsequent IPO.

Concurrent with Amato's departure, Douglas Grimm, currently Co-President of MPG, has been named President & Chief Operating Officer with responsibility for all operating activities of the various MPG operations and Russell Bradley has been named Executive Vice President of Sales with responsibility for coordinating the sales efforts of the operating divisions. "Doug and Russ are both highly-accomplished industry executives and have been instrumental in leading their legacy companies' growth over the past decade," noted George Thanopoulos, Chief Executive Officer of MPG.

About Metaldyne Performance Group

MPG is a leading provider of highly-engineered components for use in powertrain and safety-critical platforms for the global light, commercial and industrial vehicle markets. MPG produces these components using complex metal-forming manufacturing technologies and processes for a global customer base of vehicle OEMs and Tier I suppliers. MPG's metal-forming manufacturing technologies and processes include aluminum die casting, forging, iron casting and powder metal forming as well as advanced machining and assembly. Headquartered in Southfield, Michigan, MPG has a global footprint spanning 60 locations in 13 countries across North America, South America, Europe and Asia with approximately 12,000 employees. For more information, visit www.mpgdriven.com.

About American Securities LLC

American Securities is a leading U.S. private equity firm with approximately $15 billion under management. Based in New York with an office in Shanghai, American Securities invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2 billion and/or $50 million to $200 million of EBITDA.
www.american-securities.com

Contact Information:

For MPG:
Media
Erin Millerschin
(248)-276-1970
emillerschin@millerschingroup.com

Investors
Paul Suber
248-727-1824
psuber@mpgdriven.com

For American Securities, please contact:
Caroline Harris-Gibson or Andrew McGloin
Prosek Partners
212-279-3115 x222 / 211
cgibson@prosek.com / amcgloin@prosek.com